Exhibit 99.3

Debt Securities Put Option Agreement

THIS AGREEMENT is made on 31 December 2021.

Between

International Merchants Holdings , a company incorporated in the Cayman Islands and having its registered office at International Corporation Services Ltd. No. 472, Harbour Place, 2nd Floor, 103 South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1106 (“Put Option Grantor”);

And

Honormate Nominees Limited, a company incorporated in Hong Kong SAR and having its registered office located at 11/F, 68 Yee Wo Street, Causeway Bay, Hong Kong (the “Put Option Grantee”).

Both the Put Option Grantor and Put Option Grantee shall hereinafter be referred to as “Parties” and reference to “Party” shall mean either one (1) of them, as the case may be.

RECITALS

A.

The Put Option Grantee is the beneficial owner of the 7.25% senior perpetual securities issued by AMTD International Inc. in the nominal amount of USD14,100,000 (the “Securities”) which are listed on the Stock Exchange of Hong Kong (stock code: 40219) and Singapore Stock Exchange; and

B.	The Put Option Grantor is now desirous of granting a put option in respect of the Securities in favour of the Put Option Grantee, subject to the terms and conditions herein.

THE PARTIES HEREBY AGREE

1	DEFINITIONS

In this Agreement, unless express or implied to the contrary:

Affiliate	means any of a party’s holding company, subsidiaries, affiliates or any person or entity controlling, controlled by or under common control of the relevant entity;

Agreement Date	means the date of this Agreement;

Business Day	means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which banks and financial institutions are open for business in Hong Kong;

Claim

includes any notice, demand, assessment, letter or other document issued or action taken by the fiscal authorities in Hong Kong or any other statutory or governmental authority, body or official whatsoever having jurisdiction over the Put Option Grantor (whether of Hong Kong or elsewhere in the world) whereby the Put Option Grantor is or may be placed or sought to be placed under a liability to make payment or deprived of any relief, allowance, credit or repayment otherwise available;

Security Interest

includes any:

(a)    interest or equity of any person (including among other things any right to acquire, option or right of pre-emption or right of first refusal);

(b)    mortgage, deposit, charge, pledge, lien, assignment or hypothecation; and

(c)    other form of encumbrance, priority or security interest or arrangement;

Taxation

means all forms of taxation whether of Hong Kong or elsewhere in the world, past, present and future and all other statutory, governmental or state impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim; and

USD	means the lawful currency of the United States of America

2	INTERPRETATION

2.1

In this Agreement, words importing the singular or the masculine gender will include the plural or the feminine/neuter genders or vice versa and words importing persons will include companies the expression ‘Put Option Grantor’ and ‘Put Option Grantee’ will include their respective successors-in-title and permitted assigns.

2.2	The headings and sub-headings in this Agreement are inserted for convenience only and are to be ignored when construing the provisions of this Agreement.

2.3	Any reference to statutes and rules made include all amendments that may be enacted from time to time.

3	PUT OPTION

For the sum of one dollar (US$1) (the receipt and sufficiency of which is hereby acknowledged by the Put Option Grantor), the Put Option Grantor hereby grants a put option (the “Put Option”) to the Put Option Grantee in relation to the Securities, which will be valid for exercise on 30 June 2023 (the “Put Date”). The Put Option Grantee may, but shall not be obliged to, by delivery to the Put Option Grantor of a written notice (the “Put Notice”), require the Put Option Grantor to purchase the Securities at a purchase price equal to 90.7 per cent of the nominal amount of the Securities (the “Put Price”), and the Put Option Grantor shall pay the Put Price, together with any accrued and unpaid interest of the Securities up to the date of the Put Notice, to the Put Option Grantee within three (3) Business Days after receiving the Put Notice.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Put Option Grantor

4.1.1	The Put Option Grantor represents and warrants to the Put Option Grantee that:

	(a)	it has the full power and authority to enter into and perform this Agreement;

	(b)	all actions, conditions and things required to be taken, fulfilled and done (including without limitation the obtaining of any necessary consents or licenses or the making of any filings or registrations) in order to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement and to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done on or before the Agreement Date;

(c)	compliance with the terms of this Agreement does not and will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of the Put Option Grantor’s memorandum and articles of association; and

(d)	the Put Option Grantor is not subject to any winding up proceedings.

(e)	the statements regarding the Put Option Grantor contained in the Recitals are true and accurate in all respects;

(f)	no order has been made or petition has been presented for the winding-up of the Put Option Grantor;

(g)	no litigation, arbitration or administrative proceedings is current or pending or, so far as the Put Option Grantor is aware, threatened (i) to restrain the entry into exercise of any of its rights under or performance or enforcement of or compliance with any of its obligations under this Agreement or (ii) which has or could have material adverse effect on the Put Option Grantor in relation to the performance of the Put Option Grantor’s obligations under this Agreement;

(h)	there has been no material adverse change in the financial condition or operations of the Put Option Grantor and the Put Option Grantor does not have any material liabilities or obligations, contingent or otherwise, other than liabilities incurred or obligations under contracts or commitments incurred in the ordinary course of business. The Put Option Grantor is currently solvent and does not involve in any administration, receivership, winding up or any other similar procedures.;

(i)	there is no liability for Taxation in respect of any Claim.

4.2	Representations and Warranties of the Put Option Grantee

4.2.1	The Put Option Grantee warrants, represents and undertakes with the Put Option Grantor that:

	(a)	it has the full power and authority to enter into and perform this Agreement;

	(b)	all actions, conditions and things required to be taken, fulfilled and done (including without limitation the obtaining of any necessary consents or licenses or the making of any filings or registrations) in order to enable it to lawfully enter into, exercise its rights and perform and comply with its obligations under this Agreement and to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done on or before the Agreement Date;

	(c)	compliance with the terms of this Agreement does not and will not conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of the Put Option Grantee’s memorandum and articles of association;

(d)	the Securities will be free from any Security Interest upon exercise of the Put Option; and

(e)	it is not subject to any winding up proceedings.

5	INDEMNITY

5.1

The Put Option Grantor shall indemnify, defend and hold harmless: (i) the Put Option Grantee and each of its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all losses, costs or expenses to the extent incurred or suffered by any of them in connection with, relating to, arising out of or due to, directly or indirectly, the breach by the Put Option Grantor of any of its representations, warranties, covenants or agreements set forth in this Agreement. The foregoing indemnification obligations of the Put Option Grantor shall apply without regard to whether the loss, cost or expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability.

5.2

The Put Option Grantee shall indemnify, defend and hold harmless: (i) the Put Option Grantor and each of its Affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing from and against any and all losses, costs or expenses to the extent incurred or suffered by any of them in connection with, relating to, arising out of or due to, directly or indirectly, the breach by the Put Option Grantee of any of its representations, warranties, covenants or agreements set forth in this Agreement. The foregoing indemnification obligations of the Put Option Grantee shall apply without regard to whether the loss, cost or expense for which indemnity is claimed hereunder is based on strict liability, absolute liability or any other theory of liability.

6	CONFIDENTIALITY

The Parties acknowledge that the existence and terms of this Agreement, along with any oral or written information exchanged between the Parties in connection with the preparation and performance of this Agreement, are considered confidential information. Each Party shall maintain confidentiality of all such confidential information, and, without obtaining the express written consent of the other Party, it shall not disclose any relevant confidential information to any third parties except for the information that: (a) it is in the public domain (other than through the receiving Party’s unauthorised disclosure); (b) it is required to be disclosed pursuant to the applicable laws or regulations, the rules of any stock exchange, or orders of the court or other governmental authorities; or (c) it is required to be disclosed by any Party to its shareholders, investors or legal counsel (as the case may be) regarding the transaction contemplated hereunder, provided that such shareholders, investors or legal counsel shall be bound by the same confidentiality obligations set forth in this section. Disclosure of any confidential information by staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This section shall survive indefinitely, regardless of whether the Agreement itself is terminated.

7	NOTICES

7.1	Service of Notice

A notice or other communication required or permitted, under this Agreement, to be served on a person must be in writing and may be served:

(a)	by personal delivery;

(b)	by leaving it at the person’s current address for service;

(c)	by registered post or by courier using an internationally recognized courier company; or

(d)	by facsimile.

7.2	Particulars for Service

7.2.1	The particulars for service of the Put Option Grantor are:

Put Option Grantor
Address	:	Unit A, 7/F, Max Share Centre, No. 373 King’s Road, Hong Kong

Attn.	:	Board of Directors

7.2.2	The particulars for service of the Put Option Grantee are:

Put Option Grantee
Address	:	11/F, 68 Yee Wo Street, Causeway Bay, Hong Kong

Fax No.	:	(852) 2576 5021

Attn.	:	Mr Chris Poon

7.3	Time of Service

A notice or other communication is deemed served:

7.3.1

if given or made by facsimile on a Business Day immediately upon successful transmission (otherwise, on the next Business Day), as evidenced by the relevant transmittal report generated at the sender’s terminal; or

7.3.2	if given or made by letter on a Business Day, when delivered or left at the address required by this clause (otherwise, on the next Business Day).

A notice served in accordance with this clause shall be deemed sufficiently served and, in proving service and/or receipt of a communication, it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

8	GENERAL

8.1	Governing Law and Jurisdiction

This Agreement is governed by and to be construed in accordance with the laws of Hong Kong. Each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Hong Kong and waives any right to object to proceedings being brought in those courts.

8.2	Time

Time is of the essence as regards all dates, periods of time and times specified in this Agreement.

8.3	Waiver

9.3.1

A single or partial exercise or waiver of a right relating to this Agreement does not prevent any other exercise of that right or the exercise of any other right, power or remedy available to the relevant Party, whether contractual, equitable, proprietary or otherwise.

9.3.2	It is further understood and agreed that any forbearance, delay or failure in exercising any right, power or remedy hereunder shall not act as a waiver.

8.4	Further Assurance

The Parties covenant with each other that they will respectively sign, execute and do and procure all other persons or companies, if necessary, to execute and do all such further deeds, assurance, acts and things as may be necessary to give valid effect to the terms and conditions of this Agreement.

8.5	Extent of Agreement

This Agreement binds the heirs, personal representatives, successors-in-title, assigns or nominees, as the case may be, of the Parties and shall not be assignable or transferrable by any Party hereto without the written consent of the other Party. This Agreement may be signed in counterparts, all of which taken together shall constitute one and the same instrument. If so signed by the Parties in respective counterparts, this Agreement shall be deemed to have been duly executed by relevant Parties and will come into full force and effect.

8.6	Illegality and Severability of Provisions

9.6.1

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction will not affect its legality, validity or enforceability under the law of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

9.6.2

If a provision in this Agreement is held to be illegal, invalid, void, voidable or unenforceable, that provision must be read down to the extent necessary to ensure that it is not illegal, invalid, void, voidable or unenforceable.

9.6.3

If it is not possible to read down the provision as required in this clause, that provision is severable without affecting the validity or enforceability of the remaining part of that provision or the other provisions in this Agreement.

8.7	Costs and Expenses

Each Party shall bear its own costs in relation to the preparation and execution of this Agreement.

8.8	Entire Agreement

This Agreement contains the entire understanding between the Parties with respect to the subject matter and supersedes any prior written or oral agreement between them relating to it and may not be modified except by written consent of all Parties.

8.9	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

EXECUTED BY the Parties as an agreement on the date first appearing above.

Signed by Raymond Qu	)
)
for and on behalf of	)
)
International Merchants Holdings	)
in the presence of:

Signed by Kenneth Ng and	)
Allen Wan	)
for and on behalf of	)
)
Honormate Nominees Limited	)
in the presence of: